MABCURE CLOSES US $1.3 MILLION PRIVATE PLACEMENT

Reno, Nevada (June 27, 2008) MabCure Inc. (the "Company" or "MabCure") (OTCBB: MBCI.OB).

The Company is pleased to announce that it has completed today a private placement of 1,300,000 units at a price of US$1.00 per unit for aggregate proceeds of US$1,300,000. Each unit consists of: (i) one share in the common stock of the Company, (ii) one common stock purchase warrant exercisable at a price of US$1.25 per share for a period of one year from the date of closing and (iii) one common stock purchase warrant exercisable at a price of US$1.25 per share for a period of two years from the closing date. This financing has been arranged to provide the Company with working capital to pursue the acquisition announced November 30, 2007.

The securities offered in the private placement were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About MabCure

MabCure is a biotechnology company whose vision is to change the perception of cancer as a largely incurable disease. MabCure has created unique and highly specific Mabs against several cancers which could potentially identify these diseases in their earliest stage. These Mabs are the first candidates for the development of novel diagnostic tools, imaging agents and drugs to treat the corresponding cancers. MabCure's primary mission is to develop novel diagnostics for the early detection of cancer when the disease is still localized and treatable, and where the chances for cure are greater than 90 percent. For further information visit the Company’s website www.mabcure.com

For further information, please contact:

Corporate Communications at 888-399-3989

info@mabcure.com

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, statements as to the intended uses of the proceeds received from the private placement.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the change of business focus of the management of the Company and the inability of the Company to pursue its current objectives. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.

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